Exhibit 10.34
Amendment to Construction Agreement
Of March 13, 2008

Between:	Omrix Biopharmaceuticals Ltd. Company No. 512166059 Of Blood Services Building, P.O. Box 888 Tel Hashomer, Kiryat Ono, 55100 (hereinafter: the “Customer”)
of the First Part;

And:	S&A DESIGN AND CONSTRUCTION LTD. Company No. 512410218 Of 4 Hasadna’ot Street, Herzliya Pituach, 54728 (hereinafter: the “Contractor”)
of the Second Part;

WHEREAS:	On August 2, 2006, the Customer and the Contractor signed a global payment contract for the design and construction of a medical preparations factory (hereinafter: the “Original Agreement”) under which the Contractor is performing design and construction works for a new factory for the Customer (hereinafter: the “Original Project”); and

WHEREAS:	The Customer wishes to expand the Original Project and perform additional works on the site, in accordance with the provisions of this document (hereinafter: the “Current Project”),
Now, therefore, it is declared, stipulated and agreed by and between the parties as follows:
1.	The Current Project shall be performed in accordance with the conditions of this document of principles and the appendixes hereto, and in accordance with the conditions of the Original Agreement, mutatis mutandis (in the event of any conflict, the provisions of this document of principles and the appendixes to it shall prevail).

2.	The Current Project shall include initial planning and purchase of parts, materials and devices as set out in this document of principles and the appendixes hereto, and the doing of particular works as set out below.

3.	Under the Current Project, the Contractor shall design the Project up to the design level and performance stage defined in Appendix A.

4.	The Contractor shall order and perform the works set out in Appendix B in the Current Project in accordance with the timetable set out in Appendix D.

5.	The Contractor shall supply the materials, parts and devices set out in Appendix C under the Current Project.

6.	The areas included in the Current Project shall be marked on a sketch to be attached to this document of principles as Appendix E.

7.	Consideration:
7.1.	In consideration for performance of the Current Project (i.e., all of the works set out in this document of principles — sections 1-6 above), the Customer shall pay the Contractor final and total consideration in New Israeli Shekels in the equivalent of the sum of $8,000,000, in accordance with completion of the following milestones:
7.1.1.	$2,000,000 shall be paid to the Contractor as a down payment on the date of execution of this document of principles;

7.1.2.	$400,000 shall be paid upon completion of the initial design, and approval of it by the Customer;

7.1.3.	$500,000 shall be paid after 90% of the design review has been completed and approved by the Customer;

7.1.4.	$800,000 shall be paid when the panels of the clean rooms arrive on site;

7.1.5.	$800,000 shall be paid when the air conditioning units for the clean rooms arrive on site;

7.1.6.	$800,000 shall be paid upon mechanical completion of the clean rooms — i.e., construction of the clean rooms, assembly of the FFUs, light fittings, flooring and paneling, installation of air conditioning units and other installations such that it shall be possible to operate the clean rooms on demand.

7.1.7.	$600,000 shall be paid after completion of mechanical construction of the laboratory, i.e., completion of construction of the structure of the laboratory and preparation of it for installation of furniture (including walls, floor, air conditioning, electricity, plumbing, etc., except for equipment);

7.1.8.	$1,000,000 shall be paid at the end of installation of all laboratory equipment within the laboratory so that it shall be possible to commence working in the laboratory immediately;

7.1.9.	$600,000 shall be paid after the containers arrive on site;

7.1.10.	$500,000 shall be paid upon execution of an agreement between the Contractor and the manufacture of the filling machines (subject to an agreement that shall be signed with the machine manufacturer).

8.	Guarantee:

In assurance of the performance of all of its undertakings under this Contract, on the date of execution of this Contract, and in return for payment of the down payment (the first installment as set out in section 7.1.1), the Contractor shall deposit an autonomous dollar-linked bank guarantee in the New Israeli Shekel equivalent of the sum of $1,000,000 (one million dollars) in the form attached to the Original Agreement as Appendix L1 (hereinafter: the “Autonomous Guarantee”), and sections 27, 28 and 29 of the Original Agreement shall also apply to this document of principles, mutatis mutandis. For the avoidance of doubt, it is hereby clarified that those provisions of the Original Agreement related to the possibility of exercising the bank guarantee and the method of exercise of it shall also apply to this document of principles, mutatis mutandis. In the event of a fundamental breach of this document of principles, the Customer may, pursuant to the conditions of the Original Agreement, exercise the Autonomous Guarantee.
9.	General Provisions:
9.1.	Should the Parties to this amendment decide to expand the Current Project (hereinafter: the “Future Project”) and should an agreement be reached regarding the price, timetable, and other relevant conditions of the Future Proect, the Future Project shall be performed under the conditions of the Original Agreement and in accordance with the principles thereof (including the type nature and scope of securities), which shall be re-executed for the purpose of performance of the Future Project, mutatis mutandis only, together with all of the appropriate technical appendixes.

9.2.	For the avoidance of doubt, it is hereby clarified that all of the products of the Current Project shall belong to the Customer only, subject to payment of the full consideration as set out in section 7 above.

9.3.	The provisions of this amendment shall not require the customer to order the rest of the work required to complete the Future Project from the Contractor. If no agreement is reached by the Parties with respect to performance of the Future Project, the Customer shall be entitled to contact a third party to perform the Future Project, on the basis of the products of the work done by the Contractor in accordance with this amendment, and the Contractor shall have no claims against the Customer and/or such third party in respect thereof. Without derogating from the aforesaid, the Contractor undertakes to keep skilled and professional manpower in order to enable performance of the works to complete the Future Project within a reasonable and acceptable timetable. The Contractor shall be released from this undertaking if the Parties do not reach an agreement regarding the performance of the Future Project by the contractor within 4 months after completion of the Future Project.

9.4.	For the avoidance of doubt, it is hereby clarified that a fundamental breach of the Original Agreement by the Contractor shall be deemed to also be a breach of this document of principles, which shall enable the Customer to rescind this document of principles (subject to rescission of the Original Agreement).

9.5.	For the avoidance of doubt, it is hereby clarified that the Customer’s right to rescind this document of principles, should such right arise, due to breach of this document of principles, shall not be dependent upon the Original Agreement, and shall not require rescission of the Original Agreement.
In witness whereof, the Parties have hereunto set their hands:

/s/ Nissim Mashiach	/s/ Eric Shem Tov

Omrix Biopharmaceuticals Ltd.	S&A Design and Construction Ltd.